As filed with the Securities and Exchange Commission on September 4, 2026

Registration No. 333-_________

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

SOUNDHOUND AI, INC.

(Exact name of registrant as specified in charter)

Delaware	86-1286799
(State or Other Jurisdiction of Incorporation or Organization)	(IRS Employer Identification No.)

5400 Betsy Ross Drive Santa Clara, CA	95054
(Address of Principal Executive Offices)	(Zip Code)

Amended and Restated LivePerson, Inc. 2019 Stock Incentive Plan

Amended and Restated LivePerson, Inc. 2018 Inducement Plan

(Full Title of the Plan)

Dr. Keyvan Mohajer

SoundHound AI, Inc.

5400 Betsy Ross Drive

Santa Clara, CA 95054

(Name and Address of Agent For Service)

(408) 441-3200

Telephone Number, Including Area Code of Agent For Service.

Copy to:

Max Schleusener

Lauren Lefcoe

Kaj Nielsen

Latham & Watkins LLP

330 North Wabash Avenue, Suite 2800
Chicago, IL 60611

Telephone: (312) 876-7700

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

REGISTRATION OF ADDITIONAL SECURITIES PURSUANT TO GENERAL INSTRUCTION E OF FORM S-8

Explanatory Note

On April 21, 2026, LivePerson, Inc. (“LivePerson”), SoundHound AI, Inc. (“SoundHound”, the “Registrant,” the “Company,” “us,” “our,” or “we”) and Lightspeed Merger Sub, Inc., an indirect, wholly owned subsidiary of SoundHound (“Merger Sub I”), entered into a Merger Agreement (the “Original Merger Agreement”), which was amended and restated on July 2, 2026, by the Amended and Restated Merger Agreement, by and among LivePerson, SoundHound, Merger Sub I and Lightspeed Merger Sub II Inc., an indirect, wholly owned subsidiary of SoundHound (“Merger Sub II”) (as it may be further amended from time to time, the “Merger Agreement”), under which, upon the terms and subject to the conditions set forth therein, Merger Sub I was merged with and into LivePerson (the “First Merger”), with LivePerson surviving the First Merger as an indirect, wholly owned subsidiary of SoundHound and, immediately following the First Merger, Merger Sub II was merged with and into LivePerson (the “Second Merger,” and together with the First Merger, the “Mergers”), with LivePerson surviving the Second Merger as an indirect, wholly owned subsidiary of SoundHound. On September 4, 2026, the Company completed the Mergers.

This registration statement on Form S-8 (this “Registration Statement”) is being filed by SoundHound to register 220,285 shares of our Class A common stock, par value $0.0001 per share (the “Common Stock”), which may be offered and sold pursuant to SoundHound’s assumption of certain outstanding awards of unvested restricted stock units of LivePerson, in each case, pursuant to the Amended and Restated LivePerson, Inc. 2019 Stock Incentive Plan (the “LivePerson 2019 Incentive Plan”) and the Amended and Restated LivePerson, Inc. 2018 Inducement Plan (together with the LivePerson 2019 Incentive Plan, the “LivePerson Equity Plans”). Such assumed LivePerson equity awards were converted into SoundHound equity awards in accordance with the Merger Agreement. The Registrant assumed the LivePerson Equity Plans and such awards thereunder and converted such awards into restricted stock units of the Registrant in connection with the Mergers. Such assumed equity awards are subject to substantially the same terms and conditions that were applicable to the corresponding awards granted under the applicable LivePerson Equity Plan, except that (i) the assumed equity awards relate to the Common Stock, and (ii) the number of shares of Common Stock subject to each such assumed equity award is the result of an adjustment based upon a conversion ratio pursuant to the Merger Agreement.

PART I

Information Required in the Section 10(a) Prospectus

Information required by Part I of Form S-8 to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”). The documents containing the information specified in Part I of Form S-8 will be sent or given to the participants in the LivePerson Equity Plans that receive equity awards in connection with the Mergers as specified by Rule 428(b)(1) under the Securities Act.

Such documents need not be filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 3. Incorporation of Documents by Reference

We are “incorporating by reference” in this Registration Statement certain documents we file with the Commission, which means that we can disclose important information to you by referring you to those documents. The information in the documents incorporated by reference is considered to be part of this Registration Statement. Statements contained in documents that we file with the Commission and that are incorporated by reference in this Registration Statement will automatically update and supersede information contained in this Registration Statement, including information in previously filed documents or reports that have been incorporated by reference in this Registration Statement, to the extent the new information differs from or is inconsistent with the old information. We have filed or may file the following documents with the Commission and they are incorporated herein by reference as of their respective dates of filing.

(i)	Our Annual Report on Form 10-K for the year ended December 31, 2025, filed with the SEC on March 2, 2026;

(ii)	Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2026 and June 30, 2026, filed with the SEC on May 11, 2026 and August 10, 2026, respectively;

(iii)	Our Current Reports on Form 8-K filed with the SEC on March 18, 2026, April 21, 2026, May 27, 2026, July 2, 2026, July 13, 2026, July 24, 2026, and September 2, 2026; and

(iv)	The description of our Common Stock and warrants contained in our Registration Statement on Form 8-A filed with the SEC on March 10, 2021 and the Description of Securities filed as Exhibit 4.5 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2022, including any amendments or reports filed for the purpose of updating such information.

All documents that we filed with the Commission pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), subsequent to the date of this Registration Statement that indicates that all securities offered under this Registration Statement have been sold, or that deregisters all securities then remaining unsold, will be deemed to be incorporated in this Registration Statement by reference and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference in this Registration Statement shall be deemed modified, superseded or replaced for purposes of this Registration Statement to the extent that a statement contained in this Registration Statement, or in any subsequently filed document that also is deemed to be incorporated by reference in this Registration Statement, modifies, supersedes or replaces such statement. Any statement so modified, superseded or replaced shall not be deemed, except as so modified, superseded or replaced, to constitute a part of this Registration Statement. None of the information that we disclose under Items 2.02 or 7.01 of any Current Report on Form 8-K or any corresponding information, either furnished under Item 9.01 or included as an exhibit therein, that we may from time to time furnish to the Commission will be incorporated by reference into, or otherwise included in, this Registration Statement, except as otherwise expressly set forth in the relevant document. Subject to the foregoing, all information appearing in this Registration Statement is qualified in its entirety by the information appearing in the documents incorporated by reference.

Item 4. Description of Securities

Not applicable.

Item 5. Interests of Named Experts and Counsel

Not applicable.

Item 6. Indemnification of Officers and Directors

As permitted by Section 102 of the Delaware General Corporation Law, we have adopted provisions in our Restated Certificate of Incorporation and our Amended and Restated Bylaws that limit or eliminate the personal liability of our directors for a breach of their fiduciary duty of care as a director. The duty of care generally requires that, when acting on behalf of the corporation, directors exercise an informed business judgment based on all material information reasonably available to them. Consequently, a director will not be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for:

●	any breach of the director’s duty of loyalty to us or our stockholders;

●	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

●	any act related to unlawful stock repurchases, redemptions or other distributions or payment of dividends; or

●	any transaction from which the director derived an improper personal benefit.

In addition to the foregoing, we have adopted provisions in our Restated Certificate of Incorporation to limit or eliminate monetary liability of certain officers of the Company for certain breaches of the fiduciary duty of care to the fullest extent permitted by the Delaware General Corporation Law. In accordance with Delaware law, our Restated Certificate of Incorporation exculpates certain officers only in connection with direct claims brought by stockholders, including class actions, and does not eliminate or limit liability for breaches of the duty of loyalty, acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, or any transaction in which the officer derived an improper personal benefit. Nor does our Restated Certificate of Incorporation exculpate such officers from liability for claims brought by or in the right of the corporation, such as derivative claims.

These limitations of liability do not affect the availability of equitable remedies such as injunctive relief or rescission. Our Restated Certificate of Incorporation also authorizes us to indemnify our officers, directors and other agents to the fullest extent permitted under Delaware law.

As permitted by Section 145 of the Delaware General Corporation Law, our Amended and Restated Bylaws provide that:

●	we may indemnify our directors, officers and employees to the fullest extent permitted by the Delaware General Corporation Law, subject to limited exceptions;

●	we may advance expenses to our directors, officers and employees in connection with a legal proceeding to the fullest extent permitted by the Delaware General Corporation Law, subject to limited exceptions; and

●	the rights provided in our Amended and Restated Bylaws are not exclusive.

Our Restated Certificate of Incorporation and our Amended and Restated Bylaws provide for the indemnification provisions described above and elsewhere herein. We have entered or will enter into, and intend to continue to enter into, separate indemnification agreements with our directors and certain of our officers that may be broader than the specific indemnification provisions contained in the Delaware General Corporation Law. These indemnification agreements generally require us, among other things, to indemnify our officers and directors against certain liabilities that may arise by reason of their status or service as directors or officers, other than liabilities arising from willful misconduct. These indemnification agreements also generally require us to advance any expenses incurred by the directors or officers as a result of any proceeding against them as to which they could be indemnified. These indemnification provisions and the indemnification agreements may be sufficiently broad to permit indemnification of our officers and directors for liabilities, including reimbursement of expenses incurred, arising under the Securities Act.

The Registrant has purchased and currently intends to maintain insurance on behalf of each and every person who is or was a director or officer of the Registrant against any loss arising from any claim asserted against him or her and incurred by him or her in any such capacity, subject to certain exclusions.

Item 7. Exemption from Registration Claimed

Not applicable.

Item 8. Exhibits

The following exhibits are filed with this Registration Statement.

EXHIBIT INDEX

Exhibit		Incorporated by Reference
Number	Description	Form	Exhibit	Filing Date

4.1	Amended and Restated LivePerson, Inc. 2019 Stock Incentive Plan.	Form 8-K of LivePerson, Inc.	10.1	November 26, 2024
4.2	Amendment to the Amended and Restated LivePerson, Inc. 2019 Stock Incentive Plan.	Form 10-K/A of LivePerson, Inc.	10.12	April 30, 2026
4.3	Amended and Restated LivePerson, Inc. 2018 Inducement Plan.	Form S-8 of LivePerson, Inc.	99.3	December 16, 2024
4.4	Amendment to the Amended and Restated LivePerson, Inc. 2018 Inducement Plan.	Form S-8 of LivePerson, Inc.	99.4	December 16, 2024
5.1*	Opinion of Latham & Watkins LLP
23.1*	Consent of PricewaterhouseCoopers LLP
23.2*	Consent of Latham & Watkins LLP (included in Exhibit 5.1)
24.1*	Powers of Attorney (included on signature page)
107*	Calculation of Filing Fees Table

*	Filed or furnished herewith

Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference herein.

(2) That for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, on September 4, 2026.

SoundHound AI, Inc.

By:	/s/ Dr. Keyvan Mohajer
Name:	Dr. Keyvan Mohajer
Title:	Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Dr. Keyvan Mohajer his true and lawful attorney-in-fact, with full power of substitution and resubstitution for their and in their name, place and stead, in any and all capacities to sign any and all amendments including post-effective amendments to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, hereby ratifying and confirming all that said attorney-in-fact or their substitute, each acting alone, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Position	Date

/s/ Dr. Keyvan Mohajer	Chief Executive Officer and Director	September 4, 2026
Dr. Keyvan Mohajer	(Principal Executive Officer)

/s/ James Hom	Interim Chief Financial Officer and Director	September 4, 2026
James Hom	(Principal Financial and Accounting Officer)

/s/ Dr. Eric Ball	Director	September 4, 2026
Dr. Eric Ball

/s/ Larry Marcus	Director	September 4, 2026
Larry Marcus

/s/ Diana Sroka	Director	September 4, 2026
Diana Sroka